PILLOWTEX
CORPORATION

News Release

FOR IMMEDIATE RELEASE

Contact: Jeffrey D. Cordes
Chief Financial Officer
214/333-3225 ext. 344



              PILLOWTEX ANNOUNCES OFFERING OF SENIOR SUBORDINATED NOTES

Dallas, TX, October 23, 1996 - Pillowtex Corporation (NYSE:PTX) today announced that it is proposing to make a private offering of $125 million aggregate principal amount of senior subordinated notes due 2006 to certain qualified institutional buyers. The notes will be redeemable by the Company on or after 2001 at declining redemption prices.

The purpose of the offering is to retire the Company's outstanding term loan with a group of banks led by NationsBank of Texas, N.A., finance the previously announced acquisition of certain assets from the blanket division of Fieldcrest Cannon, Inc. and temporarily reduce amounts outstanding under the Company's existing revolving credit facility. The revolving credit facility will also be amended in connection with the offering to, among other things, reduce the applicable interest rate and increase the borrowing capacity thereunder.

The senior subordinated notes to be offered by the Company in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from registration requirements.

Pillowtex Corporation is a leading marketer and manufacturer of top-of-the-bed home textile furnishings. The Company operates a network of manufacturing and distribution facilities in the U.S. and Canada and services all major retailers.